August 25, 2008

Release:	Immediately

Contact:	Steve Trager
Chairman and CEO
Louisville, Kentucky
(502) 584-3600

Ted Parker joins Republic Bank

LOUISVILLE —Republic Bank & Trust Company is pleased to announce that Ted Parker has joined Republic Bank as Chief Executive Officer- Acquisitions and Corporate Strategy.

With over 20 years of banking industry experience, Mr. Parker will be responsible for exploring and managing acquisition and expansion plans and other important company strategic initiatives.

Steve Trager, Chairman and CEO of Republic Bank stated, “We are delighted to welcome Ted Parker to our executive management team as we continue to depend on the presence of great people to better serve our growing customer base. Over the last several years, Republic has enjoyed tremendous success in serving the financial needs of our communities. With Ted’s addition we position ourselves to identify and serve more clients. "

Mr. Parker’s previous banking experience includes positions at National City as President & CEO - Michigan & Northwest Ohio, President & CEO of Allegiant Asset Management, President & CEO - Kentucky, and Senior Managing Director - Head of Debt Capital Markets. Parker stated, “I’m excited to join Republic Bank’s great team of dedicated people, and to have the opportunity to help lead the growth of Republic.”

Republic Bancorp, Inc. (Republic) has 45 banking centers and is the parent company of: Republic Bank & Trust Company with 36 banking centers in 14 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Fort Wright, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in Floyds Knobs, Jeffersonville and New Albany, Indiana. Republic Bank has five banking centers in Hudson, New Port Richey, Palm Harbor, Port Richey and Temple Terrace, Florida and Blue Ash, Ohio. Republic Bank & Trust Company also operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.1 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.